BUCKEYE TECHNOLOGIES COMPLETES SALE OF COTTON LINTER PULP PRODUCTION FACILITY IN BRAZIL

MEMPHIS, Tenn.--(BUSINESS WIRE)—June 18, 2012-- Buckeye Technologies Inc. (NYSE:BKI) announced today that it has completed the sale of its Brazilian subsidiary Buckeye Americana Ltda. to Vicunha Participacoes S.A.  Net cash proceeds from the sale were $6.4 million.  The Company ceased production of cotton cellulose pulp at the Americana, Brazil facility in December 2011, but had continued to operate its waste water treatment facility for the shared industrial site.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany and Canada. Its products are sold worldwide to makers of consumer and industrial goods.